EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2020, Declares Quarterly Distribution of $0.10 per Share

•	GAAP Net Investment Income (“NII”) of $0.14 per share provided first quarter distribution coverage of 101%.
•

The Company’s stockholders approved a reduction in the minimum asset coverage ratio requirement from 200% to 150%, pursuant to Section 61(a)(2) of the Investment Company Act, which became effective May 2, 2020. Simultaneously, the Company’s management and incentive fee rates were reduced as follows: (i) the management fee was reduced from 1.75% of total assets to 1.50% of total assets; provided that the rate will be further reduced to 1.00% on assets that exceed 200% of net asset value; (ii) the incentive fee based on NII was reduced from 20% over a 7% hurdle to 17.5% over a 7% hurdle; and (iii) the incentive fee based on net capital gains was reduced from 20% to 17.5%.

•

Net Asset Value (“NAV”) per share decreased 15.5% or $0.98 per share to $5.35 per share on a quarter-over-quarter basis, primarily due to a decline in the fair market value (“FMV”) of the portfolio of 9.1% during the quarter.

•

Net leverage of 0.85x was up from 0.70x in comparison to the previous quarter, driven by a decrease in NAV. Total liquidity for portfolio company investments, including cash, was approximately $62 million, subject to leverage and borrowing base restrictions.

•

Under the existing share repurchase program, 986,554 shares of common stock were repurchased for $3.6 million at an average price of $3.68 per share, including brokerage commissions, via open market purchases in the first quarter.

•	The adviser’s investment and business teams are fully operational and engaged amidst COVID-19 related disruptions reflecting the strength of the adviser’s business continuity plans.

New York, May 6, 2020 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on July 7, 2020 to stockholders of record at the close of business on June 1, 2020. The distributions will be paid in a combination of cash and shares of the Company’s common stock at the election of stockholders, with the total amount of cash to be distributed to all stockholders limited to 20% of the total distributions to be paid to all stockholders. The portion of the distributions not paid in cash will be paid in the form of newly issued shares of the Company’s common stock.

“Subsequent to and during the first quarter, our investment, operational and finance teams have remained fully operational and engaged in all aspects of the business. Our investment professionals have been in frequent contact with our portfolio companies to assess the economic and operational impact of the pandemic. Overall, the Company’s portfolio has limited or no exposure to adversely impacted sectors such as retail, energy, restaurants, leisure and hotels. We have historically operated the Company at a relatively modest leverage relative to the sector, and generally avoided investments in highly cyclical sectors,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“We continued to achieve progress during the first quarter on our strategy of reducing exposure to non-core assets and deploying into a more diversified portfolio of income generating senior, secured assets. Specifically, origination and portfolio composition metrics from the beginning of 2019 to the end of first quarter 2020 (i.e. a five-quarter period) include:

•	Gross deployments of approximately $341 million included first or second lien loans to 30 new portfolio companies
•	Number of portfolio companies increased from 27 to 52

•	First lien investments increased from 24% of the portfolio by FMV to 37%
•	First and second lien (i.e. secured) investments increased from 47% of the portfolio by FMV to 60%
•

Net Leverage ratio: increased from 0.36x to 0.70x as of December 31, 2019. From December 31, 2019 to March 31, 2020, it increased to 0.85x mainly due to the impact of portfolio marks as net deployments were nearly flat during the quarter.

“We have taken the prudent step of reducing our distribution and paying a portion of distribution in stock out of an abundance of caution. Our liquidity remains adequate and unfunded commitments are small relative to the available liquidity as well as to the size of the overall portfolio. As pandemic-related economic uncertainties ease and the financial markets stabilize, our goal will be to first transition to an all cash dividend and eventually grow the dividend level.

“Overall, we believe that our conservative leverage profile and our increasingly diversified portfolio have positioned us well to weather the COVID-19 related period of macroeconomic stress. We continue to prudently manage the balance sheet with the goal of continuing to execute upon the portfolio rotation strategy over the coming quarters.”

Financial Highlights

	Q1 2020		Q4 2019		Q1 2019
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$9.6	$0.14	$9.6	$0.14	$11.4	$0.17
Net realized and unrealized gains/(losses)	$(68.8)	$(1.00)	$(11.2)	$(0.16)	$6.6	$0.09
Basic earnings/(losses)	$(59.2)	$(0.86)	$(1.6)	$(0.02)	$18.0	$0.26
Distributions declared	$9.5	$0.14	$9.6	$0.14	$12.4	$0.18
Net Investment Income/(loss), as adjusted[1]	$9.6	$0.14	$9.6	$0.14	$11.4	$0.17
Basic earnings/(losses), as adjusted[1]	$(59.2)	$(0.86)	$(1.6)	$(0.02)	$18.0	$0.26

($'s in millions, except per share data)	As of March 31, 2020	As of December 31, 2019	As of March 31, 2019

Total assets	$691.3	$774.1	$721.8
Investment portfolio, at fair market value	$681.3	$749.9	$680.4
Debt outstanding	$308.0	$313.6	$208.8
Total net assets	$363.2	$435.6	$492.1
Net asset value per share	$5.35	$6.33	$7.15
Net leverage ratio[2]	0.85x	0.70x	0.37x

______________________________________________

1  Non-GAAP basis financial measure. See Supplemental Information on page 9.

2 Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Minimum Asset Coverage Ratio: At the annual meeting of the Company’s stockholders, held on May 1, 2020, the Company’s stockholders approved the reduction of the minimum asset coverage ratio requirement from 200% to 150%, pursuant to Section 61(a)(2) of the Investment Company Act, effective on May 2, 2020. We believe that this provides the Company with significant additional operating flexibility While we remain cautious about increasing leverage further in this uncertain environment, our medium to long-term desired leverage range is 0.95-1.25x debt-to-equity. Our goal remains to exit the remaining non-core legacy assets and redeploy into a more diversified portfolio of senior secured investments with an increased focus on first lien investments.

•

Reduction in Management Fees: Also effective on May 2, 2020, the Company’s management and incentive fee rates were reduced as follows: (i) management fee was reduced from 1.75% of total assets to 1.50% of total assets; provided that the rate will be further reduced to 1.00% on assets that exceed 200%

of net asset value; (ii) the incentive fee based on NII was reduced from 20% over a 7% hurdle to 17.5% over a 7% hurdle; and (iii) the incentive fee based on net capital gains was reduced from 20% to 17.5%.

•

Non-core Legacy Portfolio: The non-core legacy asset book comprised 14% of our total portfolio by fair market value as of March 31, 2020, as compared to 16% at the end of the prior quarter. This includes 11% in income-producing investments, and 3% in non-accrual investments by fair market value. Our investments in AGY Holding, Sur La Table and Red Apple comprise 63% of the non-core book by fair market value.

•

Revolving Credit Facility: On May 1, 2020, the Company entered into a Waiver and Agreement to the Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of March 13, 2013. The Waiver and Agreement (i) permanently waives non-compliance with the covenant set forth in Section 6.07(a) (the "Minimum Shareholders’ Equity Covenant") of the Revolving Credit Facility as of March 31, 2020. It additionally waives the requirement for the Company to comply with the Minimum Shareholders’ Equity Covenant at all times from March 31, 2020 through August 10, 2020 (the “Waiver Period”); (ii) reduces the minimum asset coverage ratio required to be maintained by the Company set forth in Section 6.07(b) (the "Asset Coverage Ratio Covenant") of the Revolving Credit Facility during the Waiver Period from 2.00 to 1 to 1.50 to 1; (iii) provides that the Company shall not request any borrowing during the Waiver Period if, after giving effect to such borrowing, the aggregate Revolving Credit Exposure (as defined in the Revolving Credit Facility) would exceed $228 million; and (iv) provides that, during the Waiver Period, the Company will not use more than $10 million of the proceeds of loans from new borrowings in the event the aggregate Revolving Credit Exposure exceeds $192 million, to invest in new portfolio companies, subject to certain conditions. This Waiver supersedes the waiver previously entered into on March 31, 2020, which had waived compliance with certain covenants until May 10, 2020. As the Company’s stockholders approved the reduction of minimum asset coverage ratio from 200% to 150% on May 1, 2020, the Company is working with its lenders to permanently reset the Minimum Shareholders’ Equity Covenant and the Asset Coverage Ratio Covenant.

•

BCIC Senior Loan Partners (“SLP”): During the three months ended March 31, 2020, SLP returned $13.7 million of capital pro-rata to its members which remains callable. At the same time, the previous unfunded commitments of $20.0 million ($17.0 million from the Company and $3.0 million from Windward) were terminated. As a result, funded commitments from the Company and Windward as of March 31, 2020 were $84.7 million and $14.9 million, respectively, and remaining commitments from the Company and Windward were $11.6 million and $2.1 million, respectively. This remaining commitment from the Company is completely at the Company’s discretion. Our goal is to reduce the equity investment in SLP over time and redeploy capital into senior, secured investments with an increased focus on first liens.

•

Share Repurchase Program: Under our existing share repurchase program, during the first quarter of 2020, 986,554 shares were repurchased for $3.6 million at an average price of $3.68 per share, including brokerage commissions. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totals approximately 8.3 million shares for $54.0 million, representing 81.5% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through March 31, 2020, we have purchased approximately 10.0 million shares at an average price of $6.62 per share, including brokerage commissions, for a total of $66.3 million. As of March 31, 2020, 4,013,446 shares remained authorized for repurchase.

First Quarter Financial Updates

•

NII was $9.6 million, or $0.14 per share, for the three months ended March 31, 2020. Total investment income declined by 2.6% compared to previous quarter mainly driven by one new non-accrual investment (Sur La Table) and the impact of lower Libor rates. Subsequent to March 31, 2020, we have had no additional non-accruals and no requests from portfolio companies to PIK or defer interest or principal payments.

•

NAV per share decreased 15.5% or $0.98 per share to $5.35 per share on a quarter-over-quarter basis, primarily due to valuation declines resulting from pandemic-related economic stress as well as widening of credit spreads. FMV of the portfolio investments declined by 9.1% during the quarter. The FMV decline was approximate 23% for the non-core portfolio and 6% for the core portfolio.

•

For the quarter ended March 31, 2020, we incurred base management fees of $3.3 million, and incentive management fees based on income of $1.9 million, of which our advisor has voluntarily waived the full incentive fees of $1.9 million, resulting in no net incentive fees for the period. Including this voluntary waiver, $25.3 million of incentive management fees have been waived by the advisor on a cumulative basis since

March 2017. For incentive management fees based on gains, there was no accrual or payment as of March 31, 2020.

•

Tax characteristics of all 2019 distributions were reported to stockholders on Form 1099 after the end of the calendar year.  Our 2019 distributions of $0.64 per share were comprised of $0.63 per share from various sources of income and $0.01 per share of return of capital.  Our return of capital distributions totaled $1.99 per share from inception to December 31, 2019.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2019.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended March 31, 2020	Three Months Ended December 31, 2019	Three Months Ended March 31, 2019

Investment deployments	$37.3	$73.0	$58.0
Investment exits	$37.3	$38.1	$55.7
Number of portfolio company investments at the end of period	52	47	28
Weighted average yield of debt and income producing equity securities, at fair market value	10.3%	10.9%	11.7%
% of Portfolio invested in Secured debt, at fair market value	60%	57%	47%
% of Portfolio invested in Unsecured debt, at fair market value	23%	22%	23%
% of Portfolio invested in Equity, at fair market value	17%	21%	30%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$21.2	$21.9	$32.5

*Balance sheet amounts above are as of period end

•	We deployed $37.3 million during the quarter while exits of investments totaled $37.3 million, resulting in a $0.03 million net increase in our portfolio due to investment activity.
▪	Our deployments consisted of five new portfolio companies and nine investments into existing portfolio companies, which primarily consisted of the following:

New Portfolio Companies

▪	$6.7 million funded L + 8.50% second lien term loan to AmeriLife Holdings, LLC, a distributor of senior-focused insurance and retirement products;
▪	$1.9 million funded L + 7.00% first lien delayed draw term loan (with an additional $0.6 million unfunded at close) to Persado, Inc., a company that develops and publishes direct marketing software;
▪	$0.5 million funded L + 6.50% first lien term loan to Open Lending, LLC, a company providing automated lending services to financial institutions;
▪

$0.5 million funded L + 7.25% first lien term loan to Pico Quantitative Trading, LLC, a provider of infrastructure services, network connectivity, data analytics and cloud services for the financial services industry; and

▪

$0.3 million funded L + 7.00% first lien delayed draw term loan (with an additional $0.2 million unfunded at close) to RigUp, Inc., an online marketplace that provides staffing and services for energy workforces;

Incremental Investments

▪	$14.9 million of incremental L + 11.00% unsecured debt to Gordon Brothers Finance Company (“GBFC unsecured debt”); and
▪	$5.8 million of incremental 12.00% first lien term loans to AGY Holding Corp.
▪	Our sales and repayments were primarily concentrated in two partial repayments, and one partial return of capital:
▪	$19.4 million partial repayment of GBFC unsecured debt;
▪	$11.6 million partial return of capital from our equity investment in BCIC Senior Loan Partners (“SLP”); and

▪	$4.1 million partial repayment of First Boston Construction Holdings, LLC, consisting of $3.3 million in subordinated debt and a return of capital of $0.8 million in LLC units.
•

Total committed capital and outstanding investments of SLP, at par, amounted to $232.1 million and $230.2 million, respectively, to 22 borrowers. During the first quarter, SLP made investments into two new portfolio companies and one existing portfolio company totaling $6.7 million of new capital deployments. The new investments, at par, consisted of a $3.0 million first lien term loan to Drilling Info Holdings, Inc., a provider of data-driven guidance to oil and gas companies, and a $3.0 million first lien term loan to Clarity Telecom, LLC, a provider of high-speed broadband, video and voice services for residential and business customers; one incremental investment consisted of $0.7 million delayed draw term loan to TLE Holdings, LLC. SLP’s exits and repayments were approximately $45.0 million, which primarily consisted of exits of its investments in Pretium Packaging, LLC and On Location Events, LLC, and one partial sale of MSHC, Inc. (Service Logic).

•

As of March 31, 2020, there were five non-accrual investment positions, representing approximately 3.2% and 9.8% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 2.4% and 6.9% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2019. The Company’s non-core investment in Sur La Table (“SLT”) was a new non-accrual this quarter as SLT’s retail operations were pressured by widespread pandemic-related mall closures. The average internal investment rating of the portfolio at fair market value at March 31, 2020 was 1.86 as compared to 1.39 as of the prior quarter end.

•

During the quarter ended March 31, 2020, net realized and unrealized losses were $68.8 million, primarily due to valuation depreciation across our portfolio as a result of macro-economic conditions impacted by the Covid-19 outbreak.

Liquidity and Capital Resources

•

At March 31, 2020, we had $2.3 million in cash and cash equivalents and $59.6 million of availability under our credit facility and the terms under the Waiver and Agreement described above, resulting in approximately $61.9 million of availability for portfolio company investments. The committed but unfunded portfolio obligations at March 31, 2020 were $5.0 million (excluding the $11.6 million LP commitment to SLP, which is completely discretionary). We believe that there is sufficient liquidity to meet all of the Company’s obligations and selectively deploy new capital. We are working with the lenders under the Company’s revolver facility to permanently amend the financial covenants and we anticipate that it will increase liquidity further.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.85x at quarter-end, and our 214% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $44.5 million. Further, as of quarter-end, approximately 83% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, May 7, 2020, to discuss its first quarter 2020 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 254-3590, or from outside the United States, +1(323) 994-2093, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 6551676). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, May 7, 2020 and ending at 1:00 p.m. on Thursday, May 21, 2020. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 6551676.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2020	December 31, 2019
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $403,211,038 and $389,156,775)	$364,178,726	$377,136,394
Non-controlled, affiliated investments (cost of $64,329,264 and $65,825,475)	12,697,200	22,473,524
Controlled investments (cost of $386,676,602 and $400,561,551)	304,385,236	350,249,163
Total investments at fair value (cost of $854,216,904 and $855,543,801)	681,261,162	749,859,081
Cash and cash equivalents	2,286,143	14,678,878
Receivable for investments sold	703,635	1,871,435
Interest, dividends and fees receivable	5,344,432	5,708,324
Prepaid expenses and other assets	1,667,532	1,945,709
Total Assets	$691,262,904	$774,063,427
Liabilities
Debt (net of deferred financing costs of $2,064,873 and $2,298,004)	$308,021,849	$313,569,694
Interest and credit facility fees payable	2,463,333	757,472
Distributions payable	9,543,152	9,637,075
Base management fees payable	3,295,687	3,251,194
Incentive management fees payable	1,849,597	1,849,597
Payable for investments purchased	482,500	7,312,500
Accrued administrative services	313,561	372,407
Other accrued expenses and payables	2,048,668	1,704,507
Total Liabilities	328,018,347	338,454,446
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,861,287 issued and 67,849,701 and 68,836,255 outstanding	77,861	77,861
Paid-in capital in excess of par	849,240,398	849,240,398
Distributable earnings (losses)	(419,776,843)	(351,040,023)
Treasury stock at cost, 10,011,586 and 9,025,032 shares held	(66,296,859)	(62,669,255)
Total Net Assets	363,244,557	435,608,981
Total Liabilities and Net Assets	$691,262,904	$774,063,427
Net Asset Value Per Share	$5.35	$6.33

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended March 31, 2020 (Unaudited)	Three Months Ended March 31, 2019 (Unaudited)
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$8,121,923	$5,942,016
PIK interest income	1,095,431	240,184
Fee income	46,167	475,407
Total investment income from non-controlled, non-affiliated investments	9,263,521	6,657,607
Non-controlled, affiliated investments:
Cash interest income	125,474	1,222,251
PIK interest income	108,831	—
PIK dividend income	—	220,480
Fee income	1,435	—
Total investment income from non-controlled, affiliated investments	235,740	1,442,731
Controlled investments:
Cash interest income	5,415,835	6,900,738
PIK interest income	873,508	—
Cash dividend income	2,907,503	4,191,703
Fee income	3,187	121,862
Total investment income from controlled investments	9,200,033	11,214,303
Total investment income	18,699,294	19,314,641
Expenses:
Base management fees	3,295,687	2,923,149
Incentive management fees	1,924,398	2,280,836
Interest and credit facility fees	4,212,274	3,392,434
Professional fees	525,012	473,043
Administrative services	313,561	363,305
Director fees	184,750	193,000
Investment advisor expenses	87,500	87,500
Other	458,523	478,029
Total expenses, before incentive management fee waiver	11,001,705	10,191,296
Incentive management fee waiver	(1,924,398)	(2,280,836)
Expenses, net of incentive management fee waiver	9,077,307	7,910,460
Net Investment Income	9,621,987	11,404,181

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	5,485	325,489
Non-controlled, affiliated investments	(1,535,092)	(269,226)
Net realized gain (loss)	(1,529,607)	56,263
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(27,026,956)	(2,684,053)
Non-controlled, affiliated investments	(8,280,114)	4,560,914
Controlled investments	(31,402,329)	4,497,067
Foreign currency translation	(576,649)	134,330
Net change in unrealized appreciation (depreciation)	(67,286,048)	6,508,258
Net realized and unrealized gain (loss)	(68,815,655)	6,564,521
Net Increase (Decrease) in Net Assets Resulting from Operations	$(59,193,668)	$17,968,702
Net Investment Income Per Share—basic	$0.14	$0.17
Earnings (Loss) Per Share—basic	$(0.86)	$0.26
Average Shares Outstanding—basic	68,613,956	68,837,612
Net Investment Income Per Share—diluted	$0.14	$0.16
Earnings (Loss) Per Share—diluted	$(0.86)	$0.24
Average Shares Outstanding—diluted	85,607,693	85,831,349
Distributions Declared Per Share	$0.14	$0.18

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA had agreed to honor such waiver. For the period July 1, 2019 through March 31, 2020, BCIA has voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
GAAP Basis:
Net Investment Income	$9,621,987	$11,404,181
Net Investment Income per share	0.14	0.17
Addback: GAAP incentive management fee expense based on Gains	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$9,621,987	$11,404,181
Net Investment Income per share	0.14	0.17
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	—	—
As Adjusted[2]:
Net Investment Income	$9,621,987	$11,404,181
Net Investment Income per share	0.14	0.17

Note:  The NII amounts for the three months ended March 31, 2020 are net of incentive management fees based on income and an incentive management fee waiver in the amount of $1,924,398. Additionally, please note that the NII amounts for the three months ended March 31, 2019 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amount of $2,280,836. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.